EXHIBIT 99.2

TheStreet Taps Industry Veteran Thomas Etergino
as Chief Financial Officer

-- Brings Deep Financial and Operational Digital Media Experience in Both Advertising and Subscription Businesses; Public and Private

NEW YORK, NY, August 4, 2010 -- TheStreet.com, Inc. (Nasdaq: TSCM) (www.TheStreet.com), a leading digital financial media company, announced today the appointment of Thomas J. Etergino as Chief Financial Officer, who will join the Company on September 7.  In his new role, Etergino will oversee all financial operations and investor relations activities for the Company.  Etergino will report directly to Daryl Otte, TheStreet’s Chief Executive Officer.

Etergino has an extensive, proven track record of enhancing enterprise value through key financial and operational roles at a number of well-known and successful digital media, paid digital subscription and technology businesses, each with the common hallmark of entrepreneurism and innovation.

Etergino joins the company from eMusic.com, a private equity backed paid digital subscription business, where he served as Chief Financial Officer since 2006 and as Chief Operating Officer since 2008.  Between 1998 and 2003, Etergino was a senior financial officer at DoubleClick Inc., a trailblazing digital advertising technology services company, during its years of rapid growth  and into its maturation, serving as Vice President, Chief Accounting Officer and Treasurer for three years and as Vice President of Finance of the company’s TechSolutions division for two years.  Following his roles at DoubleClick, Etergino served as Senior Vice President and Chief Financial of LSSi Corp., a private equity backed data services provider, and then as Chief Financial Officer and Vice President of Administration of AtriCure, Inc., a medical device company which Etergino successfully guided through its IPO.

Otte commented, "Having served in numerous finance, operations and strategy roles over the years, in both public and private organizations, Tom’s capabilities include and go beyond that of the traditional CFO.  His track record for helping companies succeed at building revenue-growth businesses, while increasing profitability, and pursuing smart acquisitions is an excellent match for TheStreet as we pursue our own growth strategy.  We are thrilled to have him join and look forward to his contributions as we continue to drive awareness of TheStreet’s leading position as the premier digital-only media business in the finance vertical.”

“I am eager to join TheStreet at this time in which the media world is focusing on paid digital subscription business models – a model in which TheStreet is widely recognized as an industry pioneer and leader today,” said Etergino.  “I am excited to work with the new management team to enhance the efficiency of the company’s businesses, to invest wisely to take advantage of the significant growth opportunities ahead and to create value for the company’s stockholders.  I look forward to both sharing and helping shape TheStreet’s success story with the investor community.”

Etergino began his career at Coopers & Lybrand, where during his eight year tenure he was responsible for budgeting, planning and managing audit functions for a number of Fortune 500 clients, and following which he served as Corporate Finance Manager at Time Warner Inc.  He received his B.S. from Washington & Lee University and is a certified public accountant.

Michele James of James & Co. assisted the company with its recruiting process.

About TheStreet

TheStreet is a leading digital financial media company. The Company’s network includes the following properties: TheStreet, RealMoney, Stockpickr, BankingMyWay, MainStreet and Rate-Watch. For more information on the company and our services, or for the latest markets news, trading ideas and stock research, visit TheStreet.com.

Contact:

Darren Brandt on behalf of TheStreet
212 446 1861
dbrandt@sloanepr.com